Exhibit 99.1
FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. REPORTS 2011 FOURTH QUARTER AND
YEAR-END FINANCIAL RESULTS; MANAGEMENT CHANGES AND DIVIDEND

Company to Host Quarterly Conference Call at 10:00 A.M. on March 15, 2012

Financial and Operational Highlights

•	Fourth quarter 2011 net income of $3.2 million, or $0.31 per diluted share

•	Year-to-date 2011 net income of $8.1 million, or $0.77 per diluted share

•	Fourth quarter 2011 gross premiums written increased 39% to $43.5 million

•	Homeowners policies in force totaling 101,800 at December 31, 2011

•	Cash and investment holdings of $165.9 million at December 31, 2011

•	Book value per share of $5.31 at December 31, 2011

•	Quarterly dividend of $0.05 per share approved by Board of Directors and will be payable on April 5, 2012 to shareholders of record as of March 26, 2012

St. Petersburg, FL - March 14, 2012: United Insurance Holdings Corp. (OTCBB: UIHC) (United or the Company), a property and casualty insurance holding company, today reported its financial results for the fourth quarter and for the year ended December 31, 2011.

2011 Fourth Quarter

Net income for the fourth quarter was $3.2 million, or $0.31 per diluted share, compared to net income of $2.9 million or $0.27 per diluted share, during the same period last year. Net premiums earned increased to $24.8 million from $18.0 million for the fourth quarter of 2010. Net investment income, realized gains and other revenues decreased to $1.6 million for the quarter compared to $5.7 million in the prior year quarter.

Losses and loss adjustment expenses decreased to $9.5 million for the quarter from $10.1 million during the same period of last year. Policy acquisition costs increased to $7.8 million from $6.1 million for the fourth quarter of 2010. Operating expenses increased to $1.1 million from $854,000 during the same period of last year. General and administrative expenses increased to $2.9 million from $1.8 million for the fourth quarter of last year.

2011 Year-to-Date

For the year-to-date period, net income was $8.1 million, or $0.77 per diluted share, compared to a net loss of $925,000, or $0.09 per diluted share for the same period last year. The Company's net premiums earned increased to $90.1 million, from $66.9 million during the same period of last year. Net investment income, realized gains and other revenues decreased to $6.3 million for the year-to-date period from $13.1 million during the same period of last year.

Losses and loss adjustment expenses decreased to $38.9 million from $42.5 million while policy acquisition costs increased to $29.1 million from $24.9 million for the same period last year. Operating expenses increased to $5.1 million from $4.0 million during the same period of last year. General and administrative expenses increased to $9.7 million from $7.5 million while interest expense decreased to $548,000 from $1.8 million for the year ended December 31, 2010.

Balance Sheet Highlights

United's cash and investment holdings totaled $165.9 million at December 31, 2011, compared to $126.2 million at December 31, 2010. United's cash and investment holdings consist primarily of investments in high-quality money market instruments, U.S. Government and agency securities and high-quality corporate debt. Fixed maturities represented approximately 97% and 93% of United's total investments at December 31, 2011, and December 31, 2010, respectively.

The Company returned to profitability as it continued to benefit from the various rate increases it has implemented since 2009, including average rate increases during 2011 of 15.9% and 7.5% on its Florida homeowners' policies, 14.9% on its Florida dwelling policies and 6% on its South Carolina homeowner policies. Because rate increases may take as long as two years to fully impact net income, United expects to benefit from the additional impact of its rate increases through December 2013.

“Overall, 2011 has been a year of solid and consistent growth for us,” said Mel Russell, United's Executive Vice President. “We are finally seeing the benefit from the necessary rate increases we have been implementing.”

In addition to the positive impact of the rate increases, the Company continued its geographic expansion. During the fourth quarter of 2011, United Property & Casualty Insurance Company (UPC), one of the Company's wholly-owned subsidiaries, began writing policies in Massachusetts, and gained approval from the Rhode Island Department of Business Regulation to write property and casualty insurance in the state as an admitted carrier. During the first quarter of 2012, UPC will begin writing policies in Rhode Island, and it is currently awaiting the approval of applications pending in two additional states.

“We have been working hard to continue our successful expansion into other states without compromising our conservative underwriting criteria,” continued Mr. Russell, “and our efforts are progressing well. We look forward to continuing our strong momentum into 2012 and beyond.”

The Company also benefited from improvement in losses and loss adjustment expenses, which decreased during 2011 as a result of positive development on prior accident years.

Management Changes

Today the Board announced that it has expanded the size of the board to 9 members and has appointed William W. Hood III and Kern M. Davis as directors. The Board also announced that Mel Russell has been promoted to Executive Vice President of United Insurance Holdings Corp. and has been appointed President of United Property & Casualty Insurance Company.

Conference Call Details

March 15, 2012 - 10:00 A.M. ET
Participant Dial-In Numbers:
(United States): 877-407-0782
(International): 201-689-8567

Webcast

To listen to the live webcast, please go to www.upcic.com (“Events and Presentations”) and click on the conference call link, or go to: : http://www.investorcalendar.com/IC/CEPage.asp?ID=167502.

About United Insurance Holdings Corp.

Founded in 1999, United Property and Casualty Insurance Company, a subsidiary of United Insurance Holdings Corp., writes and services property and casualty insurance in Florida, South Carolina, Massachusetts and Rhode Island. From its headquarters in St. Petersburg, United's team of dedicated employees manages a completely integrated insurance company, including sales, underwriting, customer service and claims. The Company distributes its homeowners, dwelling fire and flood products through many agency groups and conducts business through four wholly-owned subsidiaries. Homeowners insurance constitutes the majority of United's premiums and policies.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The forward-looking statements in this press release include statements regarding: the impact of the additional rate increases, and the expansion into other states. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation, the success of the Company's marketing initiatives, inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new Federal and State regulations that affect the property and casualty insurance market; the costs of reinsurance and the collectability of reinsurance, assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation, and health care; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2011. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore, appear to be volatile in certain accounting periods. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

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CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
John Rohloff		Adam Prior
SEC Reporting Manager		Vice President
(727) 895-7737 / jrohloff@upcic.com		(212) 836-9606 / aprior@equityny.com

Terry Downs
Account Executive
(212) 836-9615 / tdowns@equityny.com

Condensed Consolidated Statements of Income
In thousands, except share and per share amounts

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
REVENUE:
Gross premiums written	$43,469	$31,378	$203,806	$158,637
Decrease (increase) in gross unearned premiums	5,616	8,142	(22,969)	(3,330)
Gross premiums earned	49,085	39,520	180,837	155,307
Ceded premiums earned	(24,272)	(21,523)	(90,757)	(88,452)
Net premiums earned	24,813	17,997	90,080	66,855
Net investment income	782	826	2,823	3,879
Net realized investment gains	46	4,112	158	4,346
Other-than-temporary impairment of investments	(31)	(97)	(31)	(97)
Other revenue	852	837	3,388	5,008
Total revenue	26,462	23,675	96,418	79,991
EXPENSES:
Losses and loss adjustment expenses	9,462	10,067	38,861	42,533
Policy acquisition costs	7,761	5,328	29,054	24,899
Operating expenses	1,144	1,624	5,090	3,968
General and administrative expenses	2,889	1,837	9,674	7,506
Interest expense	95	130	548	1,767
Total expenses	21,351	18,986	83,227	80,673
Income (loss) before other expenses	5,111	4,689	13,191	(682)
Other (income) expenses	(81)	—	175	726
Income (loss) before income taxes	5,192	4,689	13,016	(1,408)
Provision for (benefit from) income taxes	1,967	1,794	4,928	(483)
Net income (loss)	$3,225	$2,895	$8,088	$(925)
OTHER COMPREHENSIVE INCOME (LOSS):
Change in net unrealized gain on investments	821	(2,065)	4,291	2,093
Reclassification adjustment for net realized investment gains	(46)	(4,112)	(158)	(4,346)
Reclassification adjustment for recognized other-than-temporary impairments	31	97	31	97
Income tax expense related to items of other comprehensive income	(312)	2,345	(1,607)	832
Total comprehensive income (loss)	$3,719	$(840)	$10,645	$(2,249)

Weighted average shares outstanding
Basic and Diluted	10,361,849	10,573,932	10,442,034	10,573,932

Earnings (loss) per share
Basic and Diluted	$0.31	$0.27	$0.77	$(0.09)

Dividends declared per share	$0.05	$0.05	$0.05	$0.05

Consolidated Balance Sheets

	December 31,
	2011	2010
ASSETS
Investments available for sale, at fair value:
Fixed maturities (amortized cost of $116,863 and $50,984, respectively)	$120,378	$50,683
Equity securities (adjusted cost of $3,284 and $3,666, respectively)	3,581	3,615
Other long-term investments	300	300
Total investments	124,259	54,598
Cash and cash equivalents	41,639	71,644
Accrued investment income	986	414
Premiums receivable, net	11,205	7,825
Reinsurance recoverable on paid and unpaid losses	4,458	27,304
Prepaid reinsurance premiums	40,968	38,307
Deferred policy acquisition costs	12,324	9,342
Other assets	4,376	4,187
Total Assets	$240,215	$213,621
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$33,600	$47,414
Unearned premiums	100,130	77,161
Reinsurance payable	16,571	14,982
Other liabilities	17,866	10,536
Notes payable	17,059	18,235
Total Liabilities	185,226	168,328
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding for 2011 and 2010	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 10,573,932 issued; 10,361,849 and 10,573,932 outstanding, respectively	1	1
Additional paid-in capital	75	75
Treasury shares, at cost; 212,083 and zero shares, respectively	(431)	—
Accumulated other comprehensive income	2,341	(216)
Retained earnings	53,003	45,433
Total Stockholders' Equity	54,989	45,293
Total Liabilities and Stockholders' Equity	$240,215	$213,621